Exhibit 99.1

FOR IMMEDIATE RELEASE

FCC and Industry Canada Approve TerreStar
Companies Milestone Extension

October 3, 2007 — Today, the Federal Communications Commission (FCC) granted a request by TerreStar Networks Inc. (TerreStar) for an extension of its satellite launch milestone from November 2007 to September 2008. TerreStar had requested the extension because of certain manufacture and delivery issues experienced by its satellite vendor Space Systems/Loral during the construction of the satellite component of TerreStar’s next generation mobile communications network. These issues did not require that TerreStar request an extension of the FCC’s in-service milestone requirement.

On September 21, 2007, Industry Canada (IC) granted a request by TerreStar Networks (Canada) Inc. for a parallel extension of its milestone requirement under Canadian law.

“TerreStar greatly appreciates the prompt action on our extension requests by both the FCC and IC,” said Robert H. Brumley, President and CEO of TerreStar Networks Inc. “This regulatory clarity allows us to maintain momentum in building and operating North America’s first 4G integrated mobile satellite and terrestrial mobile communications network."

About TerreStar Networks Inc.

TerreStar Networks Inc. (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation, plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About TerreStar Networks (Canada) Inc.

TerreStar Canada is a Canadian company owned by TMI Communications and Company, Limited Partnership and TerreStar Networks Inc. TerreStar Canada is developing the first 4G integrated mobile satellite and terrestrial communications network in Canada that will offer integrated mobile voice, video and data communications.

About TMI Communications and Company, Limited Partnership

TMI is a Canadian satellite communications company and a wholly owned subsidiary of BCE Inc. TMI is the majority shareholder of TerreStar Canada and an investor in other telecommunications companies.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Canada Media Relations

Kirsten R. Embree

Fraser Milner Casgrain LLP

613.783.9616

kirsten.embree@fmc-law.com

TerreStar Media Relations

Andrew Krejci

TerreStar Networks Inc.

703.483.7856

andrew.krejci@terrestar.com